Exhibit 99.1

FINAL Date/Time: February 7th, 2005 12.30pm GMT

Contact:

Heather Ashworth	Victoria Hofstad
Octel Corp. Investor Relations	Citigate Sard Verbinnen
011-44-161-498-8889	1-212-687-8080

Octel Corp. Reports 4th Quarter and Full Year 2004 Earnings

NEWARK, DELAWARE, February 7, 2005 - Octel Corp. (NYSE: OTL) today announced its earnings for the fourth quarter and full year ended December 31, 2004.

Summary

•	Fourth quarter 2004 net loss was $13.3 million, or $1.08 per diluted share, compared with net income of $12.9 million, or $1.02 per diluted share, for the fourth quarter 2003.

•	TEL business goodwill impairment totalled an after tax charge of $17.7 million, or $1.38 per diluted share, for the quarter compared with no equivalent charge for the same period in 2003.

•	For the full year 2004 net income was $6.2 million, or $0.48 per diluted share, compared with $51.8 million, or $4.13 per diluted share, for the full year 2003.

•	TEL business goodwill impairment totalled an after tax charge of $40.7 million, or $3.13 per diluted share for the full year 2004 compared with no equivalent charge for the same period last year.

•	Net cash provided by operating activities was $62.4 million for the full year 2004 compared with $85.2m for the full year 2003.

•	Semi-annual dividend increased by 16.7% to 7 cents per share.

•	The acquisition of Finetex was completed in early January 2005 and will contribute to results in the first quarter of 2005.

Dennis Kerrison, President and Chief Executive Officer, commented, “I am pleased with the overall development of the group during 2004. We have made a number of acquisitions that have enhanced our Specialty Chemicals business to the point where we report it as two separate strategic business units, Petroleum Specialties and Performance Chemicals. TEL has had another good year and the cash generation from the group was very strong. We do expect some fall off in TEL during 2005 as has been highlighted before but our Petroleum Specialties and Performance Chemicals businesses are now positioned for growth. We will continue to balance good business performance, share buy backs, dividend growth and acquisitions as the core strategy for the group.”

Global Earnings and Cash Flow

Fourth quarter net loss was $13.3 million or $1.08 per diluted share, compared with a net income of $12.9 million or $1.02 per diluted share in the fourth quarter of 2003. The reduction in income is due to the impact of a weaker US dollar, lower operating income in TEL, the non-cash impact of the loss, including goodwill written off, relating to the disposal of certain operations in Petroleum Specialties, losses on discontinued operations and charges for TEL business goodwill impairment described below. These were partly offset by profits on the disposal of non core assets, adjustments to remediation provisions to reflect latest cost estimates and successful agreement of the scope of work to be performed and the contribution of acquisitions. TEL business goodwill impairment totalled an after tax charge of $17.7 million, or $1.38 per diluted share, for the quarter compared with no equivalent charge for the same period in 2003.

Net income for the full year 2004 was $6.2 million or $0.48 per diluted share, compared with $51.8 million or $4.13 per diluted share in the full year 2003. TEL business goodwill impairment totalled an after tax charge of $40.7 million, or $3.13 per diluted share for the full year 2004, compared with no equivalent charge for the same period last year.

Cash flow from operating activities was $25.5 million for the fourth quarter of 2004, bringing the year to date position to $62.4 million. Net debt was reduced to $86.2 million at the end of the quarter.

The company continued its stock repurchase program, buying back $2.0 million of stock in the quarter, bringing the year to date position to $4.5 million of stock purchased.

Strategic Business Unit Performance (SBU)

For the first time this quarter we have separated the results of Specialty Chemicals into two reporting units – Petroleum Specialties and Performance Chemicals. This new reporting structure more accurately reflects the way these individual SBU’s are now run, following the acquisition of the remaining 50% of Octel Starreon, Leuna Polymer, Aroma & Fine Chemicals and most recently Finetex in January 2005. In this and all future reports, we will report on the basis of a three SBU model: TEL, Petroleum Specialties and Performance Chemicals.

TEL (tetraethyl lead) sales for the quarter were $48.7 million, 34.1% below the same period last year. Volumes were 41.6% lower year over year for the quarter. Operating income before business goodwill impairment for the quarter of $27.7 million benefited from tight cost control, strong selling price management and the release of remediation provisions mentioned earlier. For the full year, sales of $243.5 million were 8.6% below 2003, with volumes down 13.8%. Operating income before business goodwill impairment of $113.8 million was only 3.9% below last year’s level.

Petroleum Specialties reported slightly lower profits for the quarter than in Q4 2003 principally as a result of the continued impact of a weaker US dollar year over year and $1.1 million due to the impact of non-cash fair value adjustments and amortization of intangible assets relating to the acquisition of the remaining 50% of Octel Starreon. Sales of $45.8 million were 3.2% higher than the same quarter last year. Operating income for the quarter was $2.8 million, $0.5 million below the same quarter last year. For the full year 2004, sales of $174.6 million were 12.1% above last year, exchange rates accounting for 4.7% of the increase. Operating income of $10.8 million was $2.2 million below 2003, due principally to adverse currency translation rates related to a weaker dollar, and the fair value adjustments and amortization mentioned earlier.

Performance Chemicals results were significantly better than the Q4 2003 performance. Sales of $25.5 million, more than three times higher than the same quarter last year, were helped by the impact of the acquisitions of both Leuna Polymer and Aroma & Fine Chemicals for the full three months. Together they contributed sales of $18.1 million in the quarter. Operating income for the quarter was $0.2 million, $1.6 million above the same quarter last year, all of the increase coming from the new acquisitions. For the full year 2004, sales of $62.4 million were 92.0% above last year, with operating income of $0.9 million, $3.8 million above 2003. The Leuna Polymer and Aroma & Fine Chemicals acquisitions mentioned earlier contributed sales and operating income of $29.0 million and $2.8 million, respectively, in the full year with Leuna Polymer being consolidated for six months and Aroma & Fine Chemicals for four months.

Corporate costs were 77.4% and 90.8% higher than last year for the fourth quarter and full year, respectively. The majority of the increase year over year for the quarter and year to date is due to the negative translation impact of a weaker US dollar this year over last year on our predominantly non-US dollar cost base and a lower level of pension credit as the UK based pension plan was derisked. The loss on disposals from continuing businesses was due to goodwill written off and losses relating to the disposal of certain operations in Petroleum Specialties, offset by a gain on the sale of offices in Paris. The significantly lower net interest expense year over year is a function of lower average borrowings throughout the year and the lower interest rates payable following the refinancing in January 2004.

TEL Business Goodwill Impairment

As previously highlighted, a non-cash goodwill impairment charge has become a regular feature of our results. This is a consequence of the declining nature of the TEL business. Predictably, as time passes and we generate cash from existing TEL sales, our estimate of the total future sales will be reduced and with it the future cash flows. Consequently, we expect we will need to impair progressively the goodwill intangible asset on a quarterly basis in our balance sheet until it reaches zero in line with FAS 142 – Goodwill and Other Intangible Assets.

A goodwill impairment charge of $23.0 million was made in the first nine months of 2004 and the charge for the fourth quarter is $17.7 million, bringing the year-to-date total to $40.7 million. The relatively high charge for the quarter was as previously highlighted and expected.

Strategic Development

As announced in mid January, the company completed the acquisition of Finetex, a privately-held company headquartered in New Jersey, with manufacturing sites in New Jersey and North Carolina. The purchase price was $20 million and the acquisition is expected to be accretive to earnings in 2005. Finetex is a high quality, technology based business supplying specialty surfactants and emollients to the Personal Care, Cosmetics and other industrial markets. The business has an annual turnover of approximately US $19 million, with strong EBITDA margins and global sales.

Dividends

In accordance with the company’s dividend policy, the Board of Directors has undertaken its semi-annual consideration of a dividend and proposes a dividend of 7 cents per share, a 16.7% increase over the previous dividend. The dividend will be payable on April 1, 2005, to the holders of record of the common stock of the corporation on February 18, 2005.

About Octel Corp.

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product – tetraethyl lead (TEL) in gasoline, to expand its Petroleum Specialties and Performance Chemicals businesses organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words “believe,” “expect,” “intend,” “estimate,” “project,” “will” and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties, including the risks associated with business plans, the effects of changing economic and competitive conditions and government regulations that could cause actual results to differ materially from the company’s historical experience and our present expectations or projections. Other factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL and business and legal risks inherent in non-US activities, including political and economic uncertainty, import and export limitations and market risks. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could cause actual results to vary from expectations. Additional information may be obtained by reviewing the company’s reports filed from time to time with the SEC.

Schedule 1

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
	(millions of dollars except per share data)
Net sales	$120.0	$126.0	$480.5	$454.6
Cost of goods sold	(65.7)	(68.0)	(271.0)	(252.5)

Gross profit	54.3	58.0	209.5	202.1

Selling, general and admin.	(26.4)	(22.5)	(93.4)	(74.4)
Research and development	(2.9)	(1.3)	(10.5)	(5.1)
Restructuring charge	(3.0)	(4.5)	(8.5)	(15.0)
Amortization of intangible assets	(3.7)	(2.7)	(11.2)	(10.4)
Impairment of TEL business goodwill	(17.7)	—	(40.7)	—
Loss on disposals	(4.4)	—	(4.4)	—
Other expense (net)	(2.6)	(2.7)	(2.1)	(4.2)
Interest expense (net)	(1.4)	(4.0)	(5.7)	(12.1)

Total	(62.1)	(37.7)	(176.5)	(121.2)

(Loss) / income before income taxes and minority interest	(7.8)	20.3	33.0	80.9
Minority interest	—	(1.7)	(1.9)	(4.3)
Income taxes	(1.6)	(5.8)	(20.0)	(23.2)

(Loss) / income from continuing operations	(9.4)	12.8	11.1	53.4

Discontinued operations, net of tax	(3.9)	0.1	(4.9)	(2.1)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.5

Net (loss) / income	$(13.3)	$12.9	$6.2	$51.8

(Loss) / earnings per share
Basic	$(1.08)	$1.08	$0.50	$4.34
Diluted	$(1.08)	$1.02	$0.48	$4.13
Weighted average shares outstanding in thousands
Basic	12,353	11,991	12,345	11,925
Diluted	12,868	12,702	12,989	12,554

ANALYSIS OF BUSINESS UNIT RESULTS
	2004	2003	2004	2003
	(millions of dollars)
Net sales
TEL	$48.7	$73.9	$243.5	$266.3
Petroleum Specialties	45.8	44.4	174.6	155.8
Performance Chemicals	25.5	7.7	62.4	32.5

Total	120.0	126.0	480.5	454.6

Gross profit
TEL	35.6	41.5	140.3	140.6
Petroleum Specialties	14.3	15.3	56.4	54.2
Performance Chemicals	4.4	1.2	12.8	7.3

Total	54.3	58.0	209.5	202.1

Operating income
TEL	27.7	34.9	113.8	118.4
Petroleum Specialties	2.8	3.3	10.8	13.0
Performance Chemicals	0.2	(1.4)	0.9	(2.9)

Total SBU Operating income	30.7	36.8	125.5	128.5

Corporate costs	(9.4)	(5.3)	(31.1)	(16.3)
Restructuring charge	(3.0)	(4.5)	(8.5)	(15.0)
Impairment of TEL business goodwill	(17.7)	—	(40.7)	—
Loss on disposals	(4.4)	—	(4.4)	—
Other expense (net)	(2.6)	(2.7)	(2.1)	(4.2)
Interest expense (net)	(1.4)	(4.0)	(5.7)	(12.1)

(Loss) / income before income taxes and minority interest	$(7.8)	$20.3	$33.0	$80.9

Schedule 2

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31 2004	December 31 2003
	(millions of dollars)
Assets
Current assets
Cash and cash equivalents	$33.3	$46.1
Restricted cash*	4.8	—
Accounts receivable, less allowance of $4.0 (2003 - $4.8)	84.4	71.7
Inventories	76.9	56.5
Prepaid expenses	5.0	4.6

Total current assets	204.4	178.9

Net property, plant and equipment	71.8	48.7
Goodwill	332.2	348.9
Intangible assets	48.6	40.8
Prepaid pension cost	122.9	115.9
Deferred finance costs	1.4	0.1
Other assets	9.3	8.3

	$790.6	$741.6

Liabilities and Stockholders’ Equity
Net short term borrowings	$30.2	$1.7
Current portion of plant closure provisions	10.0	9.2
Current portion of deferred income	2.0	2.0
Other current liabilities	127.2	99.9
Plant closure provisions	18.6	27.0
Deferred income taxes	44.4	38.6
Deferred income	4.4	7.7
Long-term debt*	94.1	102.9
Other liabilities	13.7	15.8
Minority interest	0.2	6.6
Total Stockholders’ Equity	445.8	430.2

	$790.6	$741.6

*	As part of the consideration for Aroma & Fine Chemicals the Company issued the vendors with $4.8m of loan notes. Under the terms of the agreement the loan notes have been secured by an equal amount of restricted cash in escrow.

Schedule 3

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2004	2003
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$6.2	$51.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24.4	25.8
Impairment of TEL business goodwill	40.7	—
Loss on disposal of business	13.7	2.7
Profit on sale of property, plant and equipment	(4.3)	0.2
Deferred income taxes	(0.8)	5.0
Changes in working capital	(10.5)	19.2
Income taxes and other current liabilities	11.4	(11.4)
Movement in plant closure provisions	(6.8)	(1.2)
Movements in pension prepayment	(7.0)	(9.2)
Movements in other non-current liabilities	(4.6)	3.2
Unremitted earnings of affiliated company	—	(0.9)

Net cash provided by operating activities	62.4	85.2

Cash Flows from Investing Activities

Capital expenditures	(9.6)	(7.8)
Veritel	—	(6.8)
Business combinations, net of cash acquired	(80.2)	(6.0)
Increase in restricted cash	(4.8)	—
Proceeds on disposal of property, plant and equipment	5.2	—
Other	—	1.2

Net cash used in investing activities	(89.4)	(19.4)

Cash Flows from Financing Activities

Net increase / (decrease) in borrowings	12.0	(55.9)
Dividends paid	(1.5)	(0.6)
Issue of treasury stock	5.5	2.9
Repurchase of common stock	(4.5)	(1.2)
Minority interest	(0.5)	1.8
Refinancing costs	(2.7)	(0.2)

Net cash used in financing activities	8.3	(53.2)
Effect of exchange rate changes on cash	5.9	6.8

Net change in cash and cash equivalents	(12.8)	19.4

Cash and cash equivalents at beginning of year	46.1	26.7

Cash and cash equivalents at end of year	$33.3	$46.1

Schedule 4

OCTEL CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of EBITDA to Consolidated Income Statement

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
	(millions of dollars)
(Loss) / income before income taxes and minority interest	$(7.8)	$20.3	$33.0	$80.9
Add: Interest expense (net)	1.4	4.0	5.7	12.1
Add: Depreciation and amortization	7.2	6.1	23.2	21.6
Add: Impairment of TEL business goodwill	17.7	—	40.7	—

EBITDA	$18.5	$30.4	$102.6	$114.6